Exhibit to Accompany
	Item 77J b
	Form N-SAR
	The Yacktman Funds, Inc.
	the Funds


	According to the provisions of Statement of Position
	93 - 2 SOP 93 - 2 Determination,
	Disclosure and
	Financial Statement Presentation of
	Income, Capital
	Gain and Return of Capital Distributions by Investment
	Companies, the Funds are required to
	report the
	accumulated net investment income loss
	and
	accumulated net capital gain loss
	accounts to
	approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December 31, 2000 reclassifications were recorded to decrease increase undistributed net investment income by
	$315,733 and
	$7,769, decrease increase undistributed net realized gains losses by $3,267,802 and $5, and increase decrease capital stock by $3,583,535 and $7,774 for The Yacktman
	Fund and The Yacktman Focused Fund,
	respectively.

	This reclassification has no impact on
	the net asset
	value of the Fund and is designed to
	present the Funds
	capital account on a tax basis.